MEDMEN ENTERPRISES INC.
CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS
FOR THE THREE AND NINE MONTHS ENDED
MARCH 25, 2023 AND MARCH 26, 2022
(UNAUDITED)

Notice To Reader
The accompanying unaudited condensed consolidated interim financial statements of MedMen Enterprises Inc. (the "Company") have been prepared by and are the responsibility of management.
Under National Instrument 51-102, Part 4, subsection 4.3(3) (a), if an auditor has not performed a review of the condensed interim consolidated financial statements, they must be accompanied by a notice indicating that the condensed interim consolidated financial statements have not been reviewed by an auditor. The Company's independent auditors have not performed a review of these financial statements in accordance with the standards established by the Chartered Professional Accountants of Canada or the U.S. Public Company Accounting Oversight Board for a review of interim financial statements by an entity's auditors.

CONDENSED CONSOLIDATED FINANCIAL INFORMATION

MEDMEN ENTERPRISES INC. Condensed Consolidated Balance Sheets (Unaudited) (Amounts Expressed in United States Dollars, Except for Share Data)

	March 25, 2023	June 25, 2022

ASSETS
Current Assets:
Cash and Cash Equivalents	$7,625,642	$11,459,990
Restricted Cash	729,571	—
Accounts Receivable and Prepaid Expenses	3,862,148	8,515,742
Inventory	14,668,577	10,010,731
Assets Held for Sale	41,052,393	121,463,527
Receivable for Assets Held for Sale	11,500,000	—
Other Assets	11,638,765	8,873,492
Total Current Assets	91,077,096	160,323,482

Operating Lease Right-of-Use Assets	26,024,281	42,869,004
Property and Equipment, Net	52,432,284	61,010,455
Intangible Assets, Net	32,562,022	40,992,189
Goodwill	9,810,049	9,810,049
Other Non-Current Assets	3,681,382	5,665,061
TOTAL ASSETS	$215,587,114	$320,670,241
LIABILITIES AND SHAREHOLDERS’ DEFICIT
LIABILITIES:
Current Liabilities:
Accounts Payable and Accrued Liabilities	$43,892,879	$33,086,099
Income Taxes Payable	71,374,606	58,646,291
Other Liabilities	18,162,727	16,702,520
Derivative Liabilities	4,185,817	6,749,563
Current Portion of Operating Lease Liabilities	13,156,450	10,543,088
Current Portion of Finance Lease Liabilities	4,466,230	4,061,273
Current Portion of Notes Payable	140,041,414	97,003,922
Current Portion of Senior Secured Convertible Credit Facility	154,105,740	—
Liabilities Held for Sale	24,895,126	86,781,694
Total Current Liabilities	474,280,989	313,574,449
Operating Lease Liabilities	39,903,938	50,950,445
Finance Lease Liabilities	27,509,899	26,553,287
Other Non-Current Liabilities	2,657,306	3,082,277
Deferred Tax Liability	28,623,413	35,213,671
Senior Secured Convertible Credit Facility	—	132,005,663
Notes Payable	—	74,372,898
TOTAL LIABILITIES	572,975,545	635,752,690
SHAREHOLDERS’ DEFICIT:
Preferred Shares (no par value, unlimited shares authorized and no shares issued and outstanding)	—	—
Subordinate Voting Shares (no par value, unlimited shares authorized, 1,383,202,500 and 1,301,423,950 shares issued and outstanding as of March 25, 2023 and June 25, 2022, respectively)	—	—
Additional Paid-In Capital	1,063,499,686	1,057,228,873
Accumulated Deficit	(941,143,491)	(897,299,299)
Total Equity Attributable to Shareholders of MedMen Enterprises Inc.	122,356,195	159,929,574
Non-Controlling Interest	(479,744,626)	(475,012,023)
TOTAL SHAREHOLDERS’ DEFICIT	(357,388,431)	(315,082,449)
TOTAL LIABILITIES AND SHAREHOLDERS’ DEFICIT	$215,587,114	$320,670,241
The accompanying notes are an integral part of these Condensed Consolidated Financial Statements (Unaudited).

MEDMEN ENTERPRISES INC. Condensed Consolidated Statements of Operations (Unaudited) (Amounts Expressed in United States Dollars, Except for Share Data)

	Three Months Ended		Nine Months Ended
	March 25, 2023	March 26, 2022	March 25, 2023	March 26, 2022
Revenue	$27,224,670	$35,249,258	$86,812,823	$107,502,399
Cost of Goods Sold	14,077,038	18,040,863	47,386,411	55,027,929
Gross Profit	13,147,632	17,208,395	39,426,412	52,474,470

Operating Expenses:
General and Administrative	16,747,282	25,703,080	53,650,787	89,645,070
Sales and Marketing	577,596	1,022,828	1,572,493	2,623,308
Depreciation and Amortization	3,200,902	5,526,094	10,624,508	17,729,576
Realized and Unrealized Changes in Fair Value of Contingent Consideration	(63,748)	—	(927,604)	(301,459)
Impairment Expense	13,896,507	8,174,346	16,377,804	8,609,587
Other Operating Expense (Income)	2,718,611	(3,128,263)	(4,825,452)	(298,264)
Total Operating Expenses	37,077,150	37,298,085	76,472,536	118,007,818
Loss from Operations	(23,929,518)	(20,089,690)	(37,046,124)	(65,533,348)

Non-Operating Expenses (Income):
Interest Expense	10,064,888	7,846,523	29,804,508	26,988,126
Interest Income	(36,692)	(22,894)	(64,716)	(68,809)
Accretion of Debt Discount and Loan Origination Fees	1,575,088	1,292,063	4,461,000	11,454,971
Change in Fair Value of Derivatives	543,040	(9,737,076)	(2,563,746)	(25,948,861)
Loss (Gain) on Extinguishment of Debt	499,895	—	499,895	(10,233,604)
Total Non-Operating Expenses (Income)	12,646,219	(621,384)	32,136,941	2,191,823

Loss from Continuing Operations Before Provision for Income Taxes	(36,575,737)	(19,468,306)	(69,183,065)	(67,725,171)
Benefit (Provision) for Income Tax Expense	5,367,411	(1,471)	(1,385,475)	(11,555,481)
Net Loss from Continuing Operations	(31,208,326)	(19,469,777)	(70,568,540)	(79,280,652)
Net (Loss) Income from Discontinued Operations, Net of Taxes	(3,879,044)	(10,571,454)	22,126,481	(31,728,589)
Net Loss	(35,087,370)	(30,041,231)	(48,442,059)	(111,009,241)

Net Loss Attributable to Non-Controlling Interest	(3,600,395)	(294,429)	(4,732,603)	(6,905,606)
Net Loss Attributable to Shareholders of MedMen Enterprises Inc.	$(31,486,975)	$(29,746,802)	$(43,709,457)	$(104,103,635)

Earnings (Loss) Per Share - Basic and Diluted:
From Continuing Operations Attributable to Shareholders of MedMen Enterprises Inc.	$(0.02)	$(0.02)	$(0.05)	$(0.07)
From Discontinued Operations Attributable to Shareholders of MedMen Enterprises Inc.	$(0.00)	$(0.01)	$0.01	$(0.03)
Weighted-Average Shares Outstanding - Basic	1,340,935,140	1,202,452,775	1,314,823,152	1,114,554,702
Weighted-Average Shares Outstanding - Diluted	1,340,935,140	1,202,452,775	2,894,966,858	1,114,554,702
The accompanying notes are an integral part of these Condensed Consolidated Financial Statements (Unaudited).

MEDMEN ENTERPRISES INC. Condensed Consolidated Statements of Changes in Shareholders’ Deficit (Unaudited) (Amounts Expressed in United States Dollars, Except for Share Data)

	For the Nine Months Ended March 25, 2023

	Units	$ Amount	Additional Paid-In Capital		Accumulated Deficit		TOTAL EQUITY ATTRIBUTABLE TO SHAREHOLDERS OF MEDMEN	Non- Controlling Interest	TOTAL SHAREHOLDERS’ DEFICIT
	Subordinate Voting Shares	Subordinate Voting Shares
Balance as of June 25, 2022	1,301,423,950	$—	$1,057,228,873		$(897,299,299)		$159,929,574	$(475,012,023)	$(315,082,449)
Net Income (Loss)	—	—	—		4,564,045		4,564,045	(27,380)	4,536,665
Controlling Interest Equity Transactions:
Partner Contributions	—	—	—		—		—	—	—
Redemption of MedMen Corp Redeemable Shares	259,814	—	15,318		(15,318)		—	—	—
Share-Based Compensation	—	—	863,685		—		863,685	—	863,685
Balance as of September 24, 2022	1,301,683,764	—	$1,058,107,876		$(892,750,572)		$165,357,304	$(475,039,403)	$(309,682,099)
Net Loss	—	—	—		(16,786,526)		(16,786,526)	(1,104,828)	(17,891,354)
Controlling Interest Equity :
Redemption of MedMen Corp Redeemable Shares	445,320	—	15,079		(15,079)		—	—	—
Share-Based Compensation	—	—	2,113,676		—		2,113,676	—	2,113,676
Balance as of December 24, 2022	1,302,129,084	$—	$1,060,236,631		$(909,552,177)		$150,684,454	$(476,144,231)	$(325,459,777)
Net Loss	—	—	—	(21,919,104)	(31,486,975)	(2,191,629)	(31,486,975)	(3,600,395)	(35,087,370)
Controlling Interest Equity Transactions:
Shares Issued to Settle Accounts Payable and Liabilities	74,158,530		2,118,797				2,118,797	—	2,118,797
Redemption of MedMen Corp Redeemable Shares	6,605,038	—	104,339		(104,339)		—	—	—
Stock Grants for Compensation	309,848		26,465				26,465	—	26,465
Share-Based Compensation	—	—	1,013,454		—		1,013,454	—	1,013,454
Balance as of March 25, 2023	1,383,202,500	$—	$1,063,499,686		$(941,143,491)		$122,356,195	$(479,744,626)	$(357,388,431)

The accompanying notes are an integral part of these Condensed Consolidated Financial Statements (Unaudited).

MEDMEN ENTERPRISES INC. Condensed Consolidated Statements of Changes in Shareholders’ Deficit (Unaudited) (Amounts Expressed in United States Dollars, Except for Share Data)

	For the Nine Months Ended March 26, 2022
	Units	$ Amount	Additional Paid-In Capital	Accumulated Deficit	TOTAL EQUITY ATTRIBUTABLE TO SHAREHOLDERS OF MEDMEN	Non- Controlling Interest	TOTAL SHAREHOLDERS’ DEFICIT
	Subordinate Voting Shares	Subordinate Voting Shares
Balance as of June 27, 2021	726,866,374	$—	$908,992,686	$(717,232,706)	$191,759,980	$(445,393,599)	$(253,633,619)
Net Loss	—	—	—	(55,330,028)	(55,330,028)	(5,280,003)	(60,610,031)
Controlling Interest Equity Transactions:
Shares Issued for Cash, Net of Fees	406,249,973	—	73,393,745	—	73,393,745	—	73,393,745
Shares Issued to Settle Debt and Accrued Interest	20,833,333	—	4,030,000	—	4,030,000	—	4,030,000
Shares Issued to Settle Accounts Payable and Liabilities	4,182,730	—	700,000	—	700,000	—	700,000
Equity Component of Debt - New and Amended	0	—	41,388,048	—	41,388,048	—	41,388,048
Redemption of MedMen Corp Redeemable Shares	4,054,278	—	1,121,441	374,701	1,496,142	(1,496,142)	—
Shares Issued for Vested Restricted Stock Units and Cashless Exercise of Options	8,473,868	—	—	—	—	—	—
Shares Issued for Exercise of Warrants	8,807,605	—	1,273,679	—	1,273,679	—	1,273,679
Shares Issued for Conversion of Debt	16,014,665	—	2,371,100	—	2,371,100	—	2,371,100
Stock Grants for Compensation	1,455,415	—	1,421,400	—	1,421,400	—	1,421,400
Deferred Tax Impact On Conversion Feature	—	—	(13,057,730)	—	(13,057,730)	—	(13,057,730)
Share-Based Compensation	—	—	1,682,677	—	1,682,677	—	1,682,677
Balance as of September 25, 2021	1,196,938,241	$—	$1,023,317,046	$(772,188,033)	$251,129,013	$(452,169,744)	$(201,040,731)
Net Loss	—	—	—	(19,026,802)	(19,026,802)	(1,331,174)	(20,357,976)
Controlling Interest Equity Transactions:
Shares Issued to Settle Accounts Payable and Liabilities	98,118	—	15,000	—	15,000	—	15,000
Redemption of MedMen Corp Redeemable Shares	84,605	—	18,627	6,835	25,462	(25,462)	—
Shares Issued for Vested Restricted Stock Units and Cashless Exercise of Options	2,283,972	—	—	—	—	—	—
Stock Grants for Compensation	714,356	—	207,494	—	207,494	—	207,494
Deferred Tax Impact On Conversion Feature	—	—	1,345,580	—	1,345,580	—	1,345,580
Share-Based Compensation	—	—	500,612	—	500,612	—	500,612
Balance as of December 25, 2021	1,200,119,292	$—	$1,025,404,359	$(791,208,000)	$234,196,359	$(453,526,380)	$(219,330,021)
Net Loss	—	—	—	(29,746,805)	(29,746,805)	(294,429)	(30,041,231)
Controlling Interest Equity Transactions:
Shares Issued to Settle Accounts Payable and Liabilities	72,685	—	37,796	—	37,796	—	37,796
Equity Component of Debt - New and Amended	8,021,593	—	1,618,609	—	1,618,609	—	1,618,609
Redemption of MedMen Corp Redeemable Shares	98,533	—	10,378	(13,313)	(2,935)	2,935	—
Shares Issued for Vested Restricted Stock Units and Cashless Exercise of Options	1,136,994	—	—	—	—	—	—

Share-Based Compensation	—	—	(530,115)	—	(530,115)	1,102,219	572,104
Balance as of March 26, 2022	1,209,449,097	$—	$1,026,541,027	$(820,968,118)	$205,572,909	$(452,715,656)	$(247,142,743)
The accompanying notes are an integral part of these Condensed Consolidated Financial Statements (Unaudited).

MEDMEN ENTERPRISES INC. Condensed Consolidated Statements of Cash Flows (Unaudited) (Amounts Expressed in United States Dollars)

	Nine Months Ended
	March 25, 2023		March 26, 2022
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Loss from Continuing Operations	$(70,568,540)		$(79,280,652)
Adjustments to Reconcile Net Loss to Net Cash Used in Operating Activities:
Deferred Tax Expense	—		(6,905,566)
Depreciation and Amortization	10,701,758		18,226,164
Non-Cash Operating Lease Costs	11,392,319		12,720,529
Accretion of Debt Discount and Loan Origination Fees	4,461,000		12,477,359
Loss on Disposals of Assets	1,594,915		—
Gain on Lease Terminations	(3,452,435)		(4,255,754)
Accretion of Deferred Gain on Sale of Property	(424,971)		(424,970)
Impairment of Assets	16,377,804		8,609,587
Realized and Unrealized Changes in Fair Value of Contingent Consideration	927,604		—
Change in Fair Value of Derivative Liabilities	(2,563,746)		(25,948,861)
Loss (Gain) on Extinguishment of Debt	499,895		(10,243,632)
Share-Based Compensation	4,017,280	4,017,280	4,384,287
Interest Capitalized to Senior Secured Convertible Debt and Notes Payable	18,657,111		19,366,648
Interest Capitalized to Finance Lease Liabilities	1,361,569		1,155,142
Changes in Operating Assets and Liabilities:
Accounts Receivable and Prepaid Expenses	4,392,993		(2,115,415)
Inventory	(4,657,846)		2,690,193
Other Current Assets	(3,218,982)		353,766
Other Assets	1,439,800		451,502
Accounts Payable and Accrued Liabilities	17,279,121		(1,207,002)
Interest Payments on Finance Leases	(5,463,907)		(5,110,859)
Cash Payments - Operating Lease Liabilities	(8,719,504)		(6,954,624)
Income Taxes Payable	6,138,057		15,318,263
Other Current Liabilities	114,307		(1,343,994)
NET CASH PROVIDED BY (USED IN) CONTINUED OPERATING ACTIVITIES	285,602	—	(51,682,279)
Net Cash Used in Discontinued Operating Activities	(23,458,243)		(13,672,994)
NET CASH USED IN OPERATING ACTIVITIES	(23,172,642)		(65,355,273)
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of Property and Equipment	(4,136,304)		(2,356,591)
Additions to Intangible Assets	4,788,003		—
Proceeds from the Sale of Assets Held for Sale	51,500,000		—
Restricted Cash	(729,571)		730
NET CASH PROVIDED BY (USED IN) CONTINUED INVESTING ACTIVITIES	51,422,129	—	(2,355,861)
Net Cash Used in Discontinued Investing Activities	—		(2,346,287)
NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES	51,422,129		(4,702,148)
CASH FLOWS FROM FINANCING ACTIVITIES:
Issuance of Subordinate Voting Shares for Cash	—		95,000,000
Payment of Stock Issuance Costs Relating to Private Placement	—		(5,352,505)
Exercise of Warrants for Cash	—		1,273,679
Payment of Debt Issuance Costs Relating to Senior Secured Convertible Credit Facility	—		(2,608,964)
Proceeds from Issuance of Notes Payable	—		5,000,000
Principal Repayments of Notes Payable	(32,751,472)		(20,153,000)
NET CASH (USED IN) PROVIDED BY FINANCING ACTIVITIES	(32,751,472)		73,159,210
NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(4,501,985)		972,119
Cash Included in Assets Held for Sale	667,635		1,864,399
Cash and Cash Equivalents, Beginning of Period	11,459,990		11,575,139
CASH AND CASH EQUIVALENTS, END OF PERIOD	$7,625,640		$14,411,657

The accompanying notes are an integral part of these Condensed Consolidated Financial Statements (Unaudited).

MEDMEN ENTERPRISES INC. Condensed Consolidated Statements of Cash Flows (Unaudited) (Amounts Expressed in United States Dollars)

	March 25, 2023	March 26, 2022
SUPPLEMENTAL DISCLOSURE FOR CASH FLOW INFORMATION
Cash Paid for Interest	$9,988,063	$5,943,000

Non-Cash Investing and Financing Activities:
Change in Accrued Capital Expenditures	$(46,585)	$—
Net Assets Transferred to Held for Sale	$—	$4,472,000
Redemption of MedMen Corp Redeemable Shares	$705,134	$1,518,669
Derivative Liability Incurred on Convertible Facility and Equity Financing	$—	$29,885,694
Equity Component of Debt Modification - New and Amended	$—	$1,000,000
Conversion of Convertible Debentures	$—	$2,371,000
Shares Issued to Settle Debt and Lender Fees	$—	$4,030,000
Shares Issued to Settle Accounts Payable and Liabilities	$2,118,797	$752,796
Equity Component of Debt - New and Amended	$—	$41,388,047
Deferred Tax Impact on Conversion Feature	$—	$11,712,150
The accompanying notes are an integral part of these Condensed Consolidated Financial Statements (Unaudited).

MEDMEN ENTERPRISES INC.
Notes to Condensed Consolidated Financial Statements (Unaudited)
Three and Nine Months Ended March 25, 2023 and March 26, 2022
(Amounts Expressed in United States Dollars, Except for Share and Per Share Data)

1.	NATURE OF OPERATIONS
MedMen Enterprises Inc. and its subsidiaries over which the company has control (collectively, “MedMen”, the “Company”, “we” or “us”) is a premier cannabis retailer based in the U.S. with an operational footprint in California, Nevada, Illinois, Arizona, Massachusetts, and New York. MedMen offers a robust selection of high-quality products, including MedMen-owned brands – MedMen Red and LuxLyte – through its premium retail stores, proprietary delivery service, as well as curbside and in-store pick up. MedMen Buds, Medmen's customer loyalty program, provides exclusive access to promotions, product drops and content.
As of March 25, 2023, the Company operates 23 store locations across California (13), Nevada (3), Illinois (1), Arizona (1), Massachusetts (1), and New York (4). The Company continues to market its assets in New York and thus classifies all assets and liabilities and profit or loss allocable to its operations in the state of New York as discontinued operations. In August 2022, the Company completed the sale of its operations in the state of Florida of which all assets and liabilities and profit or loss allocable to Florida were classified as discontinued operations until the day of sale, on August 22, 2022. Subsequent to August 22, 2022, the remaining post-acquisition assets and liabilities, which is primarily comprised of a current receivable for the portion of the sales proceeds due to the Company, and profit or loss allocable to Florida have been reclassified as continuing operations. See “Note 23 – Subsequent Events” for further discussion on post-sale developments.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Preparation
The accompanying Unaudited Condensed Consolidated Financial Statements have been prepared on a going concern basis in accordance with generally accepted accounting principles in the United States of America (“GAAP”), which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business, and in accordance with the rules and regulations of the United States Securities and Exchange Commission (“SEC”) for interim financial information. The Unaudited Condensed Consolidated Financial Statements include the accounts of MedMen Enterprises, its subsidiaries and variable interest entities (“VIEs”) where the Company is considered the primary beneficiary, if any, after elimination of intercompany accounts and transactions. Investments in entities in which the Company has significant influence, but less than a controlling financial interest, are accounted for using the equity method.
In the opinion of management, all adjustments considered necessary for a fair presentation of the preliminary condensed consolidated financial position of the Company as of and for the interim periods presented have been included. The accompanying Unaudited Condensed Consolidated Financial Statements amounts and classification of liabilities that may result from uncertainty related to our ability to continue as a going concern.
The accompanying Unaudited Condensed Consolidated Financial Statements do not include all of the information required for full annual financial statements. Accordingly, certain information, footnotes and disclosures normally included in the annual financial statements have been condensed or omitted in accordance with SEC rules for interim financial information.
Going Concern
As of March 25, 2023, the Company had cash and cash equivalents of $7.6 million and working capital deficit of $383.2 million. The Company has incurred net losses from continuing operations of $31.2 million and $70.6 million for the three and nine months ended March 25, 2023 respectively.
The Company plans to continue to fund its operations and service its debt and other obligations through the implementation and expansion of its cost savings plan, and various strategic actions, including the potential divesture of one or more of its non-core states, Arizona, Nevada, Massachusetts or Illinois announced in February 2023, and the sale of New York based assets currently held for sale. The sale of any of these assets will likely take several weeks or months due to customary regulatory requirements. The Company has made progress in its negotiations of lower costs of occupancy with the master lease landlord and other landlords. The Company also plans for on-going revenue and vendor strategy of market expansion and retail revenue and gross margin growth. The Company will need to obtain an extension or a refinancing of its debt-in-default with the secured senior lender. The Company's annual operating plan estimates it will be able to manage its ongoing operations; however, such will require the Company to extend its payment terms with vendors and other service providers. The Company is party to several litigation matters as described in "Note 18 - Commitments and Contingencies" that may require use of cash to defend and in some case pay settlements. In total, the Company's cash needs remain significant and primarily related or stemming to matters that precede from years past when decisions were made under the assumption of eminent federal legalization of cannabis, and not achievable under the current macro-economic conditions impacting our cash flow from operations.
If the above strategic actions, including a significant liquidity event from the sale of assets or otherwise, for any reason, are inaccessible, it will have a significantly negative effect on the Company’s financial condition. Additionally, the Company expects to continue to manage its operating expenses and reduce its projected cash requirements through reduction of its operating expenses by delaying new store development, permanently or temporarily closing stores that are deemed to be performing below expectations, and/or implementing other restructuring activities.
The conditions described above raise substantial doubt with respect to the Company’s ability to meet its obligations for at least one year from the issuance of these Unaudited Condensed Consolidated Financial Statements, and therefore, to continue as a going concern.
Basis of Consolidation
Subsidiaries are entities controlled by the Company. Control exists when the Company either has a controlling voting interest or is the primary beneficiary of a variable interest entity. The financial statements of subsidiaries are included in the Unaudited Condensed Consolidated Financial Statements from the date that control commences until the date that control ceases.
Significant Accounting Policies
The Company's Unaudited Condensed Consolidated Financial Statements presented herein reflect estimates and assumptions made by management that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. During the current fiscal year, the Company continued to implement its strategy for strengthening its financial position and supporting the continuity of its business and operations in response to the impacts of COVID-19; however, the uncertain nature of the evolution of COVID-19 may impact the Company's business operations for reasons beyond its immediate control. Ultimate results could differ from the Company's estimates.
Cash and Cash Equivalents
Financial instruments that potentially subject the Company to concentration of credit risk consist principally of cash deposits. The Company's cash deposits at each banking institution are insured by the Federal Deposit Insurance Corporation ("FDIC") up to $250,000 and by the National Credit Union Administration ("NCUA") up to $250,000 per member account.
As of March 25, 2023 and June 25, 2022, the Company had $3.3 million and $2.3 million in excess of the FDIC insured limit and NCUA insured limit, respectively.
Earnings (Loss) per Share
The Company calculates basic loss per share by dividing net loss by the weighted-average number of common shares outstanding during the period. Diluted earnings per share is determined by adjusting profit or loss attributable to common shareholders and the weighted-average number of common shares outstanding, for the effects of all dilutive potential common shares, which comprise convertible debentures, restricted stock units, warrants and stock options issued.

Restatement
During the nine months ended March 25, 2023, the Company identified errors that resulted in misstatements of certain assets and liabilities as of June 25, 2022 as well as misstatements of certain income and expenses for the year ended June 25, 2022 included in the Company's Annual Report on Form 10-K for the fiscal year ended June 25, 2022, as filed with the SEC on September 9, 2022 (the "2022 Form 10-K"). Management assessed the materiality of these misstatements in accordance with Accounting Standards Codification ("ASC") 250, "Accounting Changes and Error Corrections," Staff Accounting Bulletin ("SAB") No. 99, "Materiality" and SAB No. 108, "Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements" and determined that these corrections were material to the previously issued financial statements, and as such, required restatement of our audited consolidated financial statements as of and for the year ended June 25, 2022 as originally filed in the 2022 Form 10-K1. The preliminary net impact of these estimated adjustments on the Company's consolidated financial statements as of and for the fiscal year ended June 25, 2022 was also separately furnished in the Company's Current Report on Form 8-K filed on May 22, 2023. The restatement of the Company's audited consolidated financial statements as of and for the year ended June 25, 2022 would also result in a restatement of the Company's reviewed condensed consolidated financial statements as of and for the three months ended September 24, 2022 and the three and six months ended December 24, 2022.

1 In the Company's quarterly report on Form 10-Q for the three months ended September 24, 2022, as filed with the SEC on November 3, 2022 (the "Q1 2023 Form 10-Q"), certain prior period amounts were reclassified between financial statement captions on the audited consolidated balance sheet as of June 25, 2022, as originally reported in the Company's 2022 Form 10-K, in order to conform to the current reporting period presentation. These reclassifications did not impact Total Assets, Total Liabilities or Total Shareholders' Deficit as of June 25, 2022.

The effect of the adjustments on the financial statement line items within the Company's consolidated balance sheet as of June 25, 2022 is as follows:

	As Adjusted	As Originally Reported(2)	Adjustment

Cash and Cash Equivalents	$11,459,990	$10,795,999	$(663,991)
Accounts Receivable and Prepaid Expenses	$8,515,742	$7,539,767	$(975,975)
Assets Held for Sale	$121,463,527	$123,158,751	$1,695,224
Other Current Assets	$8,873,492	$9,990,992	$1,117,500
Total Current Assets	$160,323,482	$161,496,240	$1,172,758
Operating Lease Right-of-Use Assets	$42,869,004	$47,649,270	$4,780,266
Property and Equipment, Net	$61,010,455	$64,107,792	$3,097,337
Intangible Assets, Net	$40,992,189	$35,746,114	$(5,246,075)
Other Non-Current Assets	$5,665,061	$4,414,219	$(1,250,842)
Total Assets	$320,670,241	$323,223,684	$2,553,443
Accounts Payable and Accrued Liabilities	$33,086,099	$38,905,818	$5,819,719
Other Current Liabilities	$16,702,520	$16,704,283	$1,763
Current Portion of Operating Lease Liabilities(2)	$10,543,088	$10,925,128	$382,040
Liabilities Held for Sale	$86,781,694	$86,595,102	$(186,592)
Total Current Liabilities	$313,574,449	$319,591,380	$6,016,931
Operating Lease Liabilities(2)	$50,950,445	$50,917,244	$(33,201)
Total Liabilities	$635,752,690	$641,736,420	$5,983,730
Accumulated Deficit(1)(2)	$(897,299,299)	$(901,758,875)	$(4,459,576)
Total Equity Attributable to Shareholders of MedMen Enterprises Inc.(1)(2)	$159,929,574	$155,469,998	$(4,459,576)
Non-Controlling Interest(1)(2)	$(475,012,023)	$(473,982,734)	$1,029,289
Total Shareholders' Deficit(1)	$(315,082,449)	$(318,512,736)	$(3,430,287)
Total Liabilities and Shareholders' Deficit(1)	$320,670,241	$323,223,684	$2,553,443

(1) The tax effect of the adjustments are immaterial.
(2) In the Q1 2023 Form 10-Q, certain prior period amounts were reclassified between financial statement captions on the audited consolidated balance sheet as of June 25, 2022, as originally reported in the 2022 Form 10-K, in order to conform to the current reporting period presentation as follows:

	As Originally Reported	As Adjusted	Adjustment

Current Portion of Operating Lease Liabilities	$17,750,863	$10,925,128	$(6,825,735)
Operating Lease Liabilities	$44,091,509	$50,917,244	$6,825,735
Accumulated Deficit	$(905,420,836)	$(901,758,875)	$3,661,961
Total Equity Attributable to Shareholders of MedMen Enterprises Inc.	$151,808,037	$155,469,998	$3,661,961
Non-Controlling Interest	$(470,320,773)	$(473,982,734)	$(3,661,961)

The effect of the adjustments on the financial statement line items within the Company's consolidated statement of changes in shareholders' deficit for the fiscal year ended June 25, 2022 is as follows:

	As Adjusted	Prior to Adjustment	Adjustment

Accumulated Deficit	$(897,299,299)	$(901,758,875)	$(4,459,576)
Total Equity Attributable to Shareholders of MedMen	$159,929,574	$155,469,998	$(4,459,576)
Non-Controlling Interest	$(475,012,023)	$(473,982,734)	$1,029,289
Total Shareholders' Deficit	$(315,082,449)	$(318,512,736)	$(3,430,287)
The effect of the adjustments on the financial statement line items within the Company's unaudited condensed consolidated statement of operations and unaudited condensed consolidated balance sheet for the three months ended and as of September 24, 2022, respectively, is as follows:

	As Adjusted	As Originally Reported	Adjustment

Impairment Expense	$1,039,254	$1,663,911	$624,657
Total Operating Expenses	$19,856,710	$20,481,367	$624,657
Loss from Operations	$(5,000,334)	$(5,624,991)	$(624,657)
Loss from Continuing Operations before Income Tax Benefit (Expense)	$(17,440,549)	$(18,065,206)	$(624,657)
Net loss from Continuing Operations(1)	$(19,634,091)	$(20,258,748)	$(624,657)
Net Income from Discontinued Operations, Net of Taxes(1)	$24,170,756	$24,306,649	$135,893
Net Income(1)	$4,536,665	$4,047,901	$(488,764)
Net Loss Attributable to Non-Controlling Interest(1)(2)	$(88,851)	$(112,312)	$(23,461)
Net Loss Attributable to Shareholders of MedMen Enterprises Inc.(1)(2)	$4,625,516	$4,160,213	$(465,303)
Accumulated Deficit(1)(2)	$(897,148,677)	$(897,613,980)	$(465,303)
Total Equity Attributable to Shareholders of MedMen Enterprises Inc.(1)(2)	$160,996,760	$160,531,457	$(465,303)
Non-Controlling Interest(1)(2)	$(474,071,585)	$(474,095,046)	$(23,461)
Total Shareholders' Deficit(1)	$(313,074,825)	$(313,563,589)	$(488,764)
Total Liabilities and Shareholders' Deficit(1)	$251,620,356	$251,131,592	$(488,764)

(1) The tax effect of the adjustments are immaterial.
(2) The allocation of the cumulative net adjustment between the shareholders of MedMen Enterprises Inc. and the Company's non-controlling interest is an estimate based on the allocation percentage calculated by the Company for its Q1 2023 Form 10-Q.
The effect of the adjustments on the financial statement line items within the Company's consolidated statement of changes in shareholders' deficit for the three months ended September 24, 2022 is as follows:

	As Adjusted	Prior to Adjustment	Adjustment

Accumulated Deficit	$(897,148,677)	$(897,613,980)	$(465,303)
Total Equity Attributable to Shareholders of MedMen	$160,996,760	$160,531,457	$(465,303)
Non-Controlling Interest	$(474,071,585)	$(474,095,046)	$(23,461)
Total Shareholders' Deficit	$(313,074,825)	$(313,563,589)	$(488,764)

The effect of the adjustments on the financial statement line items within the Company's unaudited condensed consolidated statement of operations and unaudited condensed consolidated balance sheet for the six months ended and as of December 24, 2022, respectively, is as follows:

	As Adjusted	As Originally Reported	Adjustment

Revenue	$59,588,153	$59,598,153	$10,000
Cost of Goods Sold	$33,309,373	$29,601,351	$(3,708,022)
Gross Profit	$26,278,780	$29,996,802	$3,718,022
General and Administrative	$36,903,506	$36,452,557	$(450,949)
Impairment Expense	$2,481,297	$6,716,906	$4,235,609
Total Operating Expenses	$39,395,387	$43,180,047	$3,784,660
Loss from Operations	$(13,116,607)	$(13,183,245)	$(66,638)
Loss from Continuing Operations before Income Tax Benefit (Expense)	$(32,607,329)	$(32,673,967)	$(66,638)
Net loss from Continuing Operations(1)	$(39,360,215)	$(39,426,853)	$(66,638)
Net Income from Discontinued Operations, Net of Taxes(1)	$26,005,524	$26,132,489	$126,965
Net Loss(1)(2)	$(13,354,691)	$(13,294,364)	$60,327
Net Loss Attributable to Non-Controlling Interest(1)(2)	$(1,250,033)	$(1,247,161)	$2,872
Net Loss Attributable to Shareholders of MedMen Enterprises Inc.(1)(2)	$(12,104,658)	$(12,047,203)	$57,455
Accumulated Deficit(1)(2)	$(913,856,359)	$(913,798,904)	$57,455
Total Equity Attributable to Shareholders of MedMen Enterprises Inc.(1)(2)	$146,380,272	$146,437,727	$57,455
Non-Controlling Interest(1)(2)	$(475,232,767)	$(475,229,895)	$2,872
Total Shareholders' Deficit(1)(2)	$(328,852,495)	$(328,792,168)	$60,327
Total Liabilities and Shareholders' Deficit(1)	$238,414,684	$238,475,011	$60,327

(1) The tax effect of the adjustments are immaterial.
(2) The allocation of the cumulative net adjustment between the shareholders of MedMen Enterprises Inc. and the Company's non-controlling interest is an estimate based upon the allocation percentage calculated by the Company for its quarterly report on Form 10-Q for the three and six months ended December 24, 2022, as filed with the SEC on February 2, 2023.
The effect of the adjustments on the financial statement line items within the Company's consolidated statement of changes in shareholders' deficit for the six months ended December 24, 2022 is as follows:

	As Adjusted	Prior to Adjustment	Adjustment

Accumulated Deficit	$(913,856,359)	$(913,798,904)	$57,455
Total Equity Attributable to Shareholders of MedMen	$146,380,272	$146,437,727	$57,455
Non-Controlling Interest	$(475,232,767)	$(475,229,895)	$2,872
Total Shareholders' Deficit	$(328,852,495)	$(328,792,168)	$60,327
Recently Adopted Accounting Standards
In March 2020, the FASB issued Accounting Standards Update ("ASU") 2020-04, “Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting” (“ASU 2020-04”), provides optional expedients and exceptions for applying GAAP to debt instruments, derivatives, and other contracts that reference London Interbank Offered Rate (“LIBOR”) or other reference rates expected to be discontinued as a result of reference rate reform.

This guidance is optional and may be elected through December 31, 2022 using a prospective application on all eligible contract modifications. ASU 2020-04 provides optional expedients and exceptions for applying GAAP to instruments affected by reference rate reform if certain criteria are met. The Company elected to adopt ASU 2020-04 as of December 31, 2022. However, the Company did not enter or modify any material contracts to which the standard would apply during the subsequent three months ended March 25, 2023.
Recently Issued Accounting Standards
In September 2022, the FASB issued ASU 2022-04, “Liabilities – Supplier Finance Programs (Subtopic 405-50)” (“ASU 2022-04”), which is intended to enhance transparency with supplier finance programs. ASU 2022-04 is effective for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. Adoption is applied on a retrospective approach. The Company is currently evaluating the adoption date and impact, if any, adoption will have on its financial position and results of operations.
In February 2023, the FASB issued ASU 2023-01, “Leases (Topic 842) – Common Control Arrangements” (“ASU 2023-01”), which require that leasehold improvements associated with common control leases be 1) amortized by the lessee over the useful life of the leasehold improvements to the common control group (regardless of the lease term) as long as the lessee controls the use of the underlying asset and 2) accounted for as a transfer between entities under common control through an adjustment to entity if, and when, the lessee no longer controls the use of the underlying asset. ASU 2023-01 is effective for the Company in fiscal year 2025. The Company is currently evaluating the effect of adopting this ASU.

3.	INVENTORY
The following table provides a summary of total Inventory as of March 25, 2023 and June 25, 2022:

	March 25, 2023	June 25, 2022
Raw Materials	$915,058	$521,777
Work-in-Process	651,374	671,541
Finished Goods	13,102,145	8,817,413
Total Inventory	$14,668,577	$10,010,731
During the nine months ended March 25, 2023 and March 26, 2022, the Company recognized impairment of nil and $0.9 million respectively, to write down inventory to its net realizable value. The Company did not recognize any impairment of inventory during the three months ended March 25, 2023 and March 26, 2022.

4.	ASSETS HELD FOR SALE
A reconciliation of our assets held for sale is as follows:

Discontinued Operations & Other Assets
Balance as of June 25, 2022	$121,463,527
Ongoing Activities	(13,411,134)
Proceeds from Sale (1)	(67,000,000)
Balance as of March 25, 2023	$41,052,393
_____________________________________
(1)See “Note 22 – Discontinued Operations” for further information.

5.	PROPERTY AND EQUIPMENT, NET
As of March 25, 2023 and June 25, 2022, property and equipment, net consists of the following:

	March 25, 2023	June 25, 2022
Land and Buildings	$29,933,999	$29,933,999
Capital Leases	5,173,435	5,435,947
Furniture and Fixtures	8,664,288	8,776,994
Leasehold Improvements	33,074,158	34,543,019
Equipment and Software	15,931,421	17,026,159
Construction in Progress	1,152,810	1,820,351
Total Property and Equipment	93,930,111	97,536,469
Less Accumulated Depreciation	(41,497,827)	(36,526,014)
Property and Equipment, Net	$52,432,284	$61,010,455
Depreciation expense related to continuing operations for the three months ended March 25, 2023 and March 26, 2022 was $2.0 million and $2.8 million, respectively. Depreciation expense related to continuing operations for the nine months ended March 25, 2023 and March 26, 2022 was $6.4 million and $9.0 million, respectively.
The amount of depreciation recognized for capital leases during the three months ended March 25, 2023 and March 26, 2022 was nil and $0.3 million, respectively. The amount of depreciation recognized for capital leases during the nine months ended March 25, 2023 and March 26, 2022 was $0.5 million and $0.8 million, respectively. See “Note 9 – Leases” for further information.
During the three and nine months ended March 25, 2023, the Company recognized an impairment loss for its asset group in Massachusetts, which consisted of an operating lease right-of-use asset and property and equipment . See "Note 23 - Subsequent Events" for further information.
Borrowing costs totaling $0.02 million were capitalized during the three and nine months ended March 25, 2023 using an average capitalization rate of 24.68%. During the three and nine months ended March 26, 2022, borrowing costs totaling $0.4 million and $1.2 million, respectively, were capitalized using an average capitalization rate of 11.47% and 11.93%, respectively.

6.	INTANGIBLE ASSETS, NET
As of March 25, 2023 and June 25, 2022, intangible assets, net consist of the following:

	March 25, 2023	June 25, 2022
Dispensary Licenses	$50,331,233	$54,411,239
Customer Relationships	16,409,600	16,409,600
Capitalized Software	4,406,514	7,332,520
Intellectual Property	—	4,185,835
Total Intangible Assets	$71,147,347	$82,339,194

Dispensary Licenses	$(18,729,391)	$(16,876,912)
Customer Relationships	(15,756,895)	(15,870,284)
Capitalized Software	(4,099,039)	(4,413,974)
Intellectual Property	—	(4,185,835)
Less Accumulated Amortization	(38,585,325)	(41,347,005)
Intangible Assets, Net	$32,562,022	$40,992,189

The Company recorded amortization expense related to continuing operations for the nine months ended March 25, 2023 and March 26, 2022 of $1,202,842 and $2,774,346, respectively and amortization expense related to continuing operations for the nine months ended March 25, 2023 and March 26, 2022 of $4,326,821 and $9,206,271, respectively.
During the three and nine months ended March 25, 2023, the Company began the implementation of a new point-of-sale system to replace its existing internally developed point-of-sale system and recognized an impairment loss of $3.2 million.

7.	ACCOUNTS PAYABLE AND ACCRUED LIABILITIES
As of March 25, 2023 and June 25, 2022, accounts payable and accrued liabilities consist of the following:

	March 25, 2023	June 25, 2022
Accounts Payable	$19,384,084	$14,627,746
Accrued Liabilities	9,451,378	3,826,771
Accrued Inventory	4,562,830	5,868,831
Accrued Payroll	1,685,095	1,500,592
Local & State Taxes Payable	8,242,865	6,695,532
Deferred Gain on Sale of Assets	566,627	566,627
Total Accounts Payable and Accrued Liabilities	$43,892,879	$33,086,099

8.	DERIVATIVE LIABILITIES
A reconciliation of the beginning and ending balance of derivative liabilities and change in fair value of derivative liabilities for the nine months ended March 25, 2023 is as follows:

TOTAL
Balance as of June 25, 2022	$6,749,563
Change in Fair Value of Derivative Liabilities	(2,563,746)
Balance as of March 25, 2023	$4,185,817
On August 17, 2021, in connection with the amended and restated senior secured convertible credit facility (the Sixth Amendment”), the Company provided the note holders top-up and preemptive rights which were bifurcated from the related notes and classified as a derivative due to the variability of the number and price of shares issuable under these rights. See “Note 11 – Senior Secured Convertible Credit Facility” for further information.
The fair value of the top-up provision in connection with Sixth Amendment of the Convertible Facility was determined using the Black-Scholes simulation model based on Level 3 inputs on the fair value hierarchy. The following assumptions were used at March 25, 2023:

Top-Up Provision
Average Stock Price	$0.02
Weighted-Average Probability	50.00%
Term (in Years)	5
Expected Stock Price Volatility	142.84%

The following are the warrants issued related to the equity financing transactions that were accounted for as derivative liabilities:

	Number of Warrants	Exercise Price (C$)	Expiration Date
March 2021 Private Placement (1)	50,000,000	$0.50	March 27, 2024

	50,000,000
_____________________________________
(1)See “Note 12 – Shareholders’ Equity” for further information.
The fair value of the March 2021 private placement warrants was measured based on Level 3 inputs on the fair value hierarchy using the Black-Scholes Option pricing model using the following variables:

Expected Stock Price Volatility	161.95%
Risk-Free Annual Interest Rate	2.35%
Expected Life (in Years)	0.25
Share Price	$0.02
Exercise Price	$0.37

9.	LEASES
The Company has various operating and finance leases for land, buildings, equipment and other assets that are used for corporate purposes as well as for the production and sale of cannabis products. These leases are subject to covenants and restrictions standard to the industry in which the Company operates.
The below are the details of the lease cost and other disclosures regarding the Company’s leases for the three and nine months ended March 25, 2023 and March 26, 2022:

	Three Months Ended		Nine Months Ended
	March 25, 2023	March 26, 2022	March 25, 2023	March 26, 2022
Finance Lease Cost:
Amortization of Finance Lease Right-of-Use Assets	$1,101	$355,872	$535,725	$801,940
Interest on Lease Liabilities	1,824,333	1,710,566	5,463,907	5,220,859
Operating Lease Cost	1,609,581	3,913,118	7,810,084	12,719,529
Total Lease Expenses	$3,435,015	$5,979,556	$13,809,716	$18,742,328

Sublease Income (1)	$(507,217)	$(3,473,165)	$(3,550,519)	$(3,238,270)

Cash Paid for Amounts Included in the Measurement of Lease Liabilities:
Financing Cash Flows from Finance Leases	$665	$(484,802)	$—	$(1,162,955)
Operating Cash Flows from Operating Leases	$(7,217,910)	$(3,685,151)	$(8,719,504)	$(11,804,405)
_____________________________________
(1)See “Note 16 – Other Operating Income” for further information.

The weighted-average remaining lease term and discount rate related to the Company’s finance and operating lease liabilities as of March 25, 2023 and June 25, 2022, is as follows:

	March 25, 2023	June 25, 2022
Weighted-Average Remaining Lease Term (Years) - Finance Leases	45	46
Weighted-Average Remaining Lease Term (Years) - Operating Leases	6	8
Weighted-Average Discount Rate - Finance Leases	24.85%	24.33%
Weighted-Average Discount Rate - Operating Leases	17.28%	18.70%
Future lease payments under non-cancellable operating leases and finance leases as of March 25, 2023 are as follows:

Fiscal Year Ending	Operating Leases	Finance Leases
July 1, 2023 (remaining)	$2,311,520	$1,473,896
June 29, 2024	12,844,650	10,961,495
June 28, 2025	9,311,213	7,087,736
June 27, 2026	9,495,658	7,300,368
June 26, 2027	9,466,730	7,519,379
Thereafter	26,252,624	1,061,283,374

Total Lease Payments	69,682,395	1,095,626,248
Less Interest	(16,622,007)	(1,063,650,119)

Lease Liability Recognized	$53,060,388	$31,976,129
The Company entered into a management agreement (the “Management Agreement”) with a third party to operate its cultivation facilities in California and Nevada (the “Cultivation Facilities”). On September 30, 2021, the landlord approved the third party to operate the leased facilities which effectuated the Management Agreement. The Management Agreement provides the third party an option to acquire all the assets used in the Cultivation Facilities, including the cannabis licenses and equipment, for $1 (the “Purchase Option”). The fee for the services under the Management Agreement is 100% and 30% of the California and Nevada Cultivation Facilities net revenue, respectively. The term of the Management Agreement remains in effect until the earlier of (a) the closing of any sale pursuant to the Purchase Option and (b) the expiration of the term, as applicable, of the master lease, at which time this Management Agreement shall automatically terminate without any further action of the Parties. As of March 25, 2023, the Management Agreement remains in effect as neither termination condition has occurred. During the nine months ended March 25, 2023 and the three and nine months ended March 26, 2022, the Company recorded rent income under the Management Agreement. Due to the financial condition of the third party to the Management Agreement, the Company did not record the rent income for the last two months of the three months ended March 25, 2023. See “Note 16 – Other Operating Income” for further information.
During the three and nine months ended March 25, 2023, the Company recognized an impairment loss for its asset group in Massachusetts, which consisted of an operating lease right-of-use asset and property and equipment. See 'Note 23 - Subsequent Events" for further information.

10.	NOTES PAYABLE
There were no amendments during the nine months ended March 25, 2023 to the terms of the Company's notes payable.

As of March 25, 2023 and June 25, 2022, notes payable consist of the following:

	March 25, 2023	June 25, 2022
Financing liability incurred on various dates between January 2019 through July 2020 with implied interest rates ranging from 0.7% to 17.0% per annum.	$72,300,000	$72,300,000
Non-revolving, senior secured term notes dated between October 1, 2018 and February 2, 2022, issued to accredited investors, which mature on August 1, 2022 and July 31, 2022, and bear interest at a rate of 15.5% and 18.0% per annum.	65,894,250	97,162,001
Promissory notes dated November 7, 2018, issued to Lessor for tenant improvements as part of sales and leaseback transactions, which mature on November 7, 2028, bear interest at a rate of 10% per annum and require minimum monthly payments of $15,660 and $18,471.	1,968,951	2,057,207
Other	15,692	15,691
Total Notes Payable	140,178,893	171,534,899
Less Unamortized Debt Issuance Costs and Loan Origination Fees	(137,479)	(158,079)
Net Amount	140,041,414	171,376,820
Less Current Portion of Notes Payable	(140,041,414)	(97,003,922)
Notes Payable, Net of Current Portion	$—	$74,372,898
A reconciliation of the beginning and ending balances of notes payable for the nine months ended March 25, 2023 is as follows:

March 25, 2023
Balance at Beginning of Period	$171,376,820
Paid-In-Kind Interest Capitalized	1,257,988
Cash Payments	(32,751,472)
Accretion of Debt Discount	(239,954)
Accretion of Debt Discount Included in Discontinued Operations	398,032
Balance at End of Period	140,041,414
Less Current Portion of Notes Payable	(140,041,414)
Notes Payable, Net of Current Portion	$—
Non-Revolving Senior Secured Term Loan Facility
In February 2022, the Company executed the Sixth Modification extending the maturity date of the senior secured term loan facility (the “Facility”) with Hankey Capital and Stable Road Capital (the “Lenders”) to July 31, 2022 with respect to the Facility, and August 1, 2022 with respect to the incremental term loans (collectively, the “Term Loans”). The Sixth Modification required that the Company make a mandatory prepayment of at least $37.5 million in the event of the sale of certain assets.
During the nine months ended March 25, 2023, in connection with the sale of the Company’s Florida-based operations, the Company made a principal repayment of $31.6 million to Hankey Capital with proceeds from the sale. In April 2023, the Company entered into a third amendment to the Asset Purchase Agreement with Green Sentry Holdings, LLC ("Green Sentry"), the buyer of the Company's Florida-based operations, wherein the due date of Green Sentry's payment of $11.5 million, the Second Installment of the sale proceeds, was extended, and the Company directed Green Sentry to pay $9.8 million of the Second Installment directly to Hankey Capital as a principal repayment of the Facility. The Facility and Term Loans remain in default as of March 25, 2023 as the principal balance matured on July 31, 2022 and August 1, 2022, respectively. Beginning in December 2022, the interest assessed on the Facility and Term Loans include a default interest rate of 5%. In February 2023, the Company paid a lower agreed-upon interest to the Lenders, and beginning in March 2023, the Company's monthly accrued interest is paid-in-kind. As of March 25, 2023, the Company is in ongoing discussions with the Lenders regarding a new modification to the Facility and a final written amendment of the Facility has not yet been completed. As such, the Company has classified the total outstanding balance of the Facility to current liabilities.

11.	SENIOR SECURED CONVERTIBLE CREDIT FACILITY
There were no amendments during the three months ended March 25, 2023 to the terms of the Company's senior secured convertible facility. As of March 25, 2023, the Company did not satisfy the minimum liquidity financial covenant required by the senior secured convertible facility. As such, the Company has classified the total outstanding balance of the Facility to current liabilities. The Company is in ongoing discussions with the Lenders to cure the default.
As of March 25, 2023 and June 25, 2022, senior secured convertible credit facility consists of the following:

	Tranche	March 25, 2023	June 25, 2022
Senior secured convertible notes dated August 17, 2019, issued to accredited investors, which mature on August 17, 2028 and bear interest at LIBOR plus 6.0% per annum.	1A	$24,554,037	$22,880,556

Senior secured convertible notes dated May 22, 2019, issued to accredited investors, which mature on August 17, 2028 and bear interest at LIBOR plus 6.0% per annum.	1B	105,745,909	98,542,422

Senior secured convertible notes dated July 12, 2019, issued to accredited investors, which mature on August 17, 2028 and bear interest at LIBOR plus 6.0% per annum.	2	34,388,437	32,043,996

Senior secured convertible notes dated November 27, 2019, issued to accredited investors, which mature on August 17, 2028 and bear interest at LIBOR plus 6.0% per annum.	3	13,315,539	12,408,091

Senior secured convertible notes dated March 27, 2020, issued to accredited investors, which mature on August 17, 2028 and bear interest at LIBOR plus 6.0% per annum.	4	15,662,990	14,594,985

Amendment fee converted to senior secured convertible notes dated October 29, 2019, which mature on August 17, 2028 and bear interest at LIBOR plus 6.0% per annum.	—	25,138,245	23,424,438

Senior secured convertible notes dated April 24, 2020, issued to accredited investors, which mature on August 17, 2028 and bear interest at LIBOR plus 6.0% per annum.	IA-1	3,515,572	3,275,857

Senior secured convertible notes dated September 14, 2020, issued to accredited investors, which mature on August 17, 2028 and bear interest at LIBOR plus 6.0% per annum.	IA-2	6,798,550	6,334,980

Restatement fee issued in senior secured convertible notes dated March 27, 2020, which mature on August 17, 2028 and bear interest at LIBOR plus 6.0% per annum.	—	10,612,417	9,888,919

Second restatement fee issued in senior secured convertible notes dated July 2, 2020, which mature on August 17, 2028 and bear interest at LIBOR plus 6.0% per annum.	—	2,350,632	2,190,380

Third restatement fee issued in senior secured convertible notes dated January 11, 2021, which mature on August 17, 2028 and bear interest at LIBOR plus 6.0% per annum.	—	13,221,572	12,320,154

Total Drawn on Senior Secured Convertible Credit Facility		255,303,900	237,904,778

Less Unamortized Debt Discount		(101,198,160)	(105,899,115)

Senior Secured Convertible Credit Facility, Net		$154,105,740	$132,005,663

A reconciliation of the beginning and ending balances of senior secured convertible credit facility for the nine months ended March 26, 2022 is as follows:

	Tranche 1		Tranche 2		Tranche 3		Tranche 4		Incremental Advance - 1		Incremental Advance - 2		3rd Advance		Amendment Fee Notes	Restatement Fee Notes		2nd Restatement Fee Notes		TOTAL
Balance as of June 25, 2022	$80,178,586	$—	$21,218,356	$—	$8,217,079	$—	$1,051,827	$—	$224,585	$—	$433,598	$—	$842,981	$—	$15,512,409	$2,211,711		$2,114,531	$—	$132,005,663
Paid-In-Kind Interest Capitalized	8,876,969		2,344,441		907,447		1,068,005		239,715		463,570		901,419		1,713,807	723,499		160,252		17,399,123
Accretion of Debt Discount	2,952,575		767,990		294,594		—		—		—		—		561,502	113,653		10,640		4,700,954
Balance as of March 25, 2023	$92,008,130		$24,330,787		$9,419,120		$2,119,832		$464,300		$897,168		$1,744,400		$17,787,718	$3,048,863	$—	$2,285,423		$154,105,740

12.	SHAREHOLDERS’ EQUITY
Issued and Outstanding
A reconciliation of the beginning and ending issued and outstanding shares is as follows:

	Subordinate Voting Shares	MM CAN USA Class B Redeemable Units	MM Enterprises USA Common Units
Balance as of June 25, 2022	1,301,423,950	65,066,106	725,016
Redemption of MedMen Corp Redeemable Shares	259,814	(259,814)	—
Balance as of September 24, 2022	1,301,683,764	64,806,292	725,016
Redemption of MedMen Corp Redeemable Shares	445,320	(445,320)	—
Balance as of December 24, 2022	1,302,129,084	64,360,972	725,016
Shares Issued to Settle Accounts Payable and Liabilities	74,158,530	—	—
Redemption of MedMen Corp Redeemable Shares	6,605,038	(6,605,038)	—
Stock Grants for Compensation	309,848	—	—
Balance as of March 25, 2023	1,383,202,500	57,755,934	725,016
Non-Controlling Interests
Non-controlling interest represents the net assets of the subsidiaries that the holders of the Subordinate Voting Shares do not directly own. The net assets of the non-controlling interest are represented by the holders of MM CAN USA Redeemable Shares and the holders of MM Enterprises USA Common Units. Non-controlling interest also represents the net assets of the entities the Company does not directly own but controls through a management agreement. As of March 25, 2023 and June 25, 2022, the holders of the MM CAN USA Redeemable Shares represent approximately 4.71% and 4.76%, respectively, of the Company and holders of the MM Enterprises USA Common Units represent approximately 0.05% of the Company.
Variable Interest Entities
The below information are entities the Company has concluded to be variable interest entities (“VIEs”) as the Company possesses the power to direct activities through management services agreements (“MSAs”). Through these MSAs, the Company can significantly impact the VIEs and thus holds a controlling financial interest. The following table represents the summarized financial information about the Company’s consolidated VIEs. VIEs include the balances of Venice Caregiver Foundation, Inc., LAX Fund II Group, LLC, and Natures Cure, Inc. This information represents amounts before intercompany eliminations.

As of and for the nine months ended March 25, 2023, the balances and activities attributable to the VIEs consist of the following:

	Venice Caregivers Foundation, Inc.	LAX Fund II Group, LLC	Natures Cure, Inc.	TOTAL
Current Assets	$1,819,664	$841,330	$28,473,664	$31,134,658
Non-Current Assets	7,812,823	1,779,297	4,865,130	14,457,250
Total Assets	$9,632,487	$2,620,627	$33,338,794	$45,591,908

Current Liabilities	$11,596,328	$18,210,090	$10,454,044	$40,260,462
Non-Current Liabilities	6,716,127	1,472,754	1,337,770	9,526,651
Total Liabilities	$18,312,455	$19,682,844	$11,791,814	$49,787,113

Non-Controlling Interest	$(8,679,968)	$(17,062,217)	$21,546,980	$(4,195,205)

Revenues	$5,405,090	$—	$9,559,347	$14,964,437
Net (Loss) Income Attributable to Non-Controlling Interest	$(1,636,529)	$(3,086,064)	$2,792,422	$(1,930,171)
As of and for the fiscal year ended June 25, 2022, the balances of the VIEs consists of the following:

	Venice Caregivers Foundation, Inc.		LAX Fund II Group, LLC		Natures Cure, Inc.		TOTAL
Current Assets	$1,735,304		$1,067,636		$23,557,168		$26,360,108
Non-Current Assets	10,073,880		3,379,412		4,973,459		18,426,751
Total Assets	$11,809,184	$—	$4,447,048	$—	$28,530,627		$44,786,859

Current Liabilities	$9,238,460		$16,238,249		$8,433,436		$33,910,145
Non-Current Liabilities	9,614,164		2,184,953		1,342,633		13,141,750
Total Liabilities	$18,852,624	$—	$18,423,202	$—	$9,776,069		$47,051,895

Non-Controlling Interest	$(7,043,440)	$—	$(13,976,154)	$—	$18,754,558	$—	$(2,265,036)

Revenues	$4,815,688		$—		$8,816,113		$13,631,801
Net (Loss) Income Attributable to Non-Controlling Interest	$(1,052,480)		$(3,127,023)		$3,822,700		$(356,803)
The net change in the consolidated VIEs and other non-controlling interest are as follows for the nine months ended March 25, 2023:

	Venice Caregivers Foundation, Inc.	LAX Fund II Group, LLC	Natures Cure, Inc.	Other Non- Controlling Interests	TOTAL
Balance as of June 25, 2022	$(7,043,440)	$(13,976,154)	$18,754,558	$(472,746,987)	$(475,012,023)

Net (Loss) Income	$(1,636,529)	$(3,086,064)	$2,792,422	$(2,802,432)	$(4,732,603)

Balance as of March 25, 2023	$(8,679,969)	$(17,062,218)	$21,546,980	$(475,549,419)	$(479,744,626)

13.	SHARE-BASED COMPENSATION
The Company has a stock and equity incentive plan (the “Incentive Plan”) under which the Company may issue various types of equity instruments to any employee, officer, consultant, advisor or director. The types of equity instruments issuable under the Incentive Plan encompass, among other things, stock options, stock grants, and restricted stock units (together, “Awards”). Stock based compensation expenses are recorded as a component of general and administrative expenses. The maximum number of Awards that may be issued under the Incentive Plan shall be determined by the Compensation Committee or the Board of Directors in the absence of a Compensation Committee. Any shares subject to an Award under the Incentive Plan that are forfeited, cancelled, expire unexercised, are settled in cash or are used or withheld to satisfy tax withholding obligations, shall again be available for Awards under the Incentive Plan. Vesting of Awards will be determined by the Compensation Committee or Board of Directors in absence of a Compensation Committee. The exercise price for Awards (if applicable) will generally not be less than the fair market value of the Award at the time of grant and will generally expire after 5 or 10 years.
A summary of share-based compensation expense for the three and nine months ended March 25, 2023 and March 26, 2022 is as follows:

	Three Months Ended		Nine Months Ended
	March 25, 2023	March 26, 2022	March 25, 2023	March 26, 2022
Stock Options	$862,791	$410,705	$3,488,372	$1,724,898
Stock Grants for Compensation	26,465	—	26,465	540,864
Restricted Stock Grants	150,663	161,362	502,443	2,118,525
Total Share-Based Compensation	$1,039,919	$572,067	$4,017,280	$4,384,287
Stock Options
A reconciliation of the beginning and ending balance of stock options outstanding is as follows:

	Number of Stock Options	Weighted-Average Exercise Price
Outstanding at June 25, 2022	8,649,673	$1.35
Granted	92,382,965	0.05
Forfeited	(422,766)	(3.71)
Outstanding at March 25, 2023	100,609,872	$0.15
Stock Options Exercisable as of March 25, 2023	8,037,095	$1.18
Long-Term Incentive Plan (“LTIP”) Units and LLC Redeemable Units
A reconciliation of the beginning and ending balances of the LTIP Units and LLC Redeemable Units issued for compensation outstanding is as follows:

	LTIP Units	LLC Redeemable Units	Weighted Average Grant Date Fair Value
	Issued and Outstanding
Balance as of June 25, 2022 and March 25, 2023	19,323,878	725,016	$0.52

Restricted Stock Units
A reconciliation of the beginning and ending balance of restricted stock units outstanding is as follows:

	Number of Restricted Stock Units	Weighted-Average Grant Date Fair Value
Non-Vested at June 25, 2022	10,998,483	$0.20
Granted	—	—
Vested	1,811,727	0.23
Forfeited	(2,238,016)	(0.22)
Non-Vested at March 25, 2023	10,572,194	$0.24
_____________________________________
(1)Represents restricted stock units forfeited upon resignation of certain employees prior to their vesting.
Warrants
A reconciliation of the beginning and ending balance of warrants outstanding is as follows:

	Number of Warrants Outstanding
	Subordinate Voting Shares	MM CAN USA Redeemable Shares	TOTAL	Weighted-Average Exercise Price
Balance as of June 25, 2022	352,704,355	97,430,456	450,134,811	$0.25
Expired	(6,023,696)	—	(6,023,696)	$2.03
Balance as of March 25, 2023	346,680,659	97,430,456	444,111,115	$0.22

14.	LOSS PER SHARE
The following is a reconciliation for the calculation of basic and diluted loss per share for the three and nine months ended March 25, 2023 and March 26, 2022 is as follows:

	Three Months Ended		Nine Months Ended
	March 25, 2023	March 26, 2022	March 25, 2023	March 26, 2022
Net Loss from Continuing Operations Attributable to Shareholders of MedMen Enterprises, Inc.	$(31,208,326)	$(19,469,777)	$(70,568,540)	$(79,280,652)
Net Income (Loss) from Discontinued Operations	(3,879,044)	(10,571,454)	22,126,481	(31,728,589)
Total Loss	$(35,087,370)	$(30,041,231)	$(48,442,059)	$(111,009,241)

Denominator:
Weighted-Average Shares Outstanding - Basic	1,340,935,140	1,202,452,775	1,314,823,152	1,114,554,702
Dilutive effect of LTIP and LLC Redeemable Units issued for compensation	19,323,878	19,323,878	19,323,878	19,323,878
Dilutive effect of restricted stock granted under the Equity Plan	10,572,194	—	10,572,194	—
Dilutive effect of warrants and top-up warrants	71,528,708	—	238,513,559	17,016,611
Dilutive effect of convertible debentures	1,311,734,075	1,137,949,289	1,311,734,075	1,137,949,289
Weighted-Average Shares Outstanding - Diluted (1)	2,754,093,996	2,359,725,942	2,894,966,858	2,288,844,480
(1) For all periods presented wherein the Company incurred net losses from continuing operations and/or discontinued operations, the calculation of diluted net loss per share gives no consideration to the potentially anti-dilutive securities shown in the above reconciliation, and as such is the same as basic net loss per share.

15.	GENERAL AND ADMINISTRATIVE EXPENSES
During the three and nine months ended March 25, 2023 and March 26, 2022 , general and administrative expenses consisted of the following:

	Three Months Ended		Nine Months Ended
	March 25, 2023	March 26, 2022	March 25, 2023	March 26, 2022
Salaries and Benefits	$6,490,518	$8,852,866	$19,834,550	$28,468,853
Professional Fees	823,566	2,946,165	4,523,446	18,195,451
Rent	2,347,345	4,234,297	8,996,504	13,712,265
Licenses, Fees and Taxes	2,158,548	2,392,556	5,934,730	8,236,068
Share-Based Compensation	1,039,919	572,067	4,017,280	4,384,287
Deal Costs	1,324,511	2,366,861	1,753,783	5,178,804
Other General and Administrative	2,562,875	4,338,268	8,590,492	11,469,342
Total General and Administrative Expenses	$16,747,282	$25,703,080	$53,650,785	$89,645,070

16.	OTHER OPERATING (INCOME) EXPENSE
During the three and nine months ended March 25, 2023 and March 26, 2022, other operating (income) expense consisted of the following:

	Three Months Ended		Nine Months Ended
	March 25, 2023	March 26, 2022	March 25, 2023	March 26, 2022
Other Operating (Income) Expense:
Loss (Gain) on Disposals of Assets	$(188,876)	$4,720,548	$1,169,944	$4,594,033
Restructuring and Reorganization Expense	—	60,000	423,793	2,824,327
Gain on Settlement of Accounts Payable	(566,982)	—	(425,960)	(177,989)
(Gain) Loss on Lease Terminations	12,512	(4,429,519)	(3,452,435)	(4,255,754)
Loss on Disposal of Assets Held for Sale	—	—	532,598	—
Loss (Gain) on Legal Settlements (1)	1,371,717	—	(2,119,714)	—
Other (Income) Expense (2)	2,090,240	(3,479,292)	(953,678)	(3,282,881)
Total Other Operating Expense (Income)	$2,718,611	$(3,128,263)	$(4,825,452)	$(298,264)

(1) During the three months ended March 25, 2023, Settlements and Related Litigation Costs consisted primarily of a settlement loss of $1.0 million. During the nine months ended March 25, 2023, the Company also recognized an additional settlement loss of $3.1 million, offset by a settlement gain of $6.6 million.
(2) During the three and nine months ended March 25, 2023, the Company recorded $0.5 million and $3.6 million, respectively, of rent income related to the cultivation facilities in California and Nevada as a component of Other Operating (Income) Expense in the Condensed Consolidated Statements of Operations. During the three and nine months ended March 26, 2022, the Company recorded $3.5 million and $3.2 million, respectively, of rent income.

17.	PROVISION FOR INCOME TAXES AND DEFERRED INCOME TAXES
The following table summarizes the Company’s income tax expense and effective tax rates for the three and nine months ended March 25, 2023 and March 26, 2022.

	Three Months Ended		Nine Months Ended
	March 25, 2023	March 26, 2022	March 25, 2023	March 26, 2022

Loss from Continuing Operations Before Income Tax Benefit (Expense)	$(36,575,737)	$(19,468,306)	$(69,183,065)	$(67,725,171)
Benefit (Provision) for Income Tax Expense	$5,367,411	(1,471)	(1,385,475)	(11,555,481)
Effective Tax Rate	(15%)	—%	2%	17%
The Company has historically calculated the provision for income taxes during interim reporting periods by applying an estimate of the annual effective tax rate (“AETR”) for the full fiscal year to “ordinary” income or loss (pre-tax income or loss excluding unusual or infrequently occurring discrete items) for the reporting period. For the three and nine months ended March 25, 2023, the Company determined it could no longer reliably estimate income taxes utilizing an AETR. The AETR estimate is highly sensitive to estimates of ordinary income (loss) and permanent differences such that minor fluctuations in these estimates could result in significant fluctuations of the Company’s AETR. Accordingly, the Company used its actual year-to-date effective tax rate to calculate income taxes for the three and nine months ended March 25, 2023.
As the Company operates in the legal cannabis industry, the Company is subject to the limits of IRC Section 280E for U.S. federal, Illinois state, Massachusetts state and New York state income tax purposes under which the Company is only allowed to deduct expenses directly related to sales of product. This results in permanent differences between ordinary and necessary business expenses deemed non-allowable under IRC Section 280E. However, the State of California does not conform to IRC Section 280E and, accordingly, the Company deducts all operating expenses on its California Franchise Tax Returns.
The Company has approximately gross $12.2 million (tax effected $3.2 million) of Canadian non-capital losses and $6.0 million (tax effected $1.6 million) of share issuance cost 20(1)(e) balance. The loss tax attribute has been determined to be more likely than not that the tax attribute would not yield any tax benefit. As such, the Company has recorded a full valuation allowance against the benefit. Since IRC Section 280E was not applied in the California Franchise Tax Returns, the Company has approximately $22.0 million of gross California net operating losses which begin expiring in 2033 as of June 25, 2022. The Company has evaluated the realization of its California net operating loss tax attribute and has determined that more likely than not $217.3 million will not be realized.
The effective tax rate for the three and nine months ended March 25, 2023 is different from the three and nine months ended March 26, 2022, respectively, primarily due to the Company’s income and related 280E expenditures. The Company’s non-deductible expenses related to IRC Section 280E limitations have remained relatively consistent.
The Company files income tax returns in the U.S. federal jurisdiction, various U.S. state jurisdictions, and in Canada. The Company is generally subject to audit by taxing authorities in various U.S., state, and in foreign jurisdictions for fiscal years 2014 through the current fiscal year. As of March 25, 2023, the Company had $18.8 million of unrecognized tax benefits, all of which would reduce income tax expense and the effective tax rate if recognized. During the three and nine months ended March 25, 2023 and March 26, 2022, the Company recognized a net discrete tax expense of $0.4 million and $0.1 million, respectively, primarily related on interest of past liabilities. During the next twelve months, the Company does not estimate any material reduction in its unrecognized tax benefits.

18.	COMMITMENTS AND CONTINGENCIES
Contingencies
The Company’s operations are subject to a variety of local and state regulations. Failure to comply with one or more of these regulations could result in fines, restrictions on its operations, or losses of permits that could result in the Company ceasing operations. While management of the Company believes that the Company is in compliance with applicable local and state regulations as of March 25, 2023 and June 25, 2022, marijuana regulations continue to evolve and are subject to differing interpretations. As a result, the Company may be subject to regulatory fines, penalties or restrictions in the future.
Claims and Litigation
From time to time, the Company may be involved in litigation relating to claims arising out of operations in the normal course of business. The Company recognizes legal settlement expense when litigation losses related to pending or threatening lawsuits could be reasonably assessed to have resulted in a probable loss to the Company in an amount that can be reasonably estimated. The Company recognizes legal settlement gains when a favorable settlement is awarded to the Company and payment is received. Gain and losses related to claims and litigation are recorded as a component of Other Operating (Income) Expense in the Unaudited Condensed Consolidated Financial Statements. As of March 25, 2023, there are also no proceedings in which any of the Company’s current directors, officers or affiliates is an adverse party to the Company or has a material interest adverse to the Company’s interest.
In March 2020, litigation was filed against the Company in the Superior Court of Arizona, Maricopa County, related to a purchase agreement for a previous acquisition. The Superior Court of Arizona, Maricopa County granted summary judgement in favor of the Company on all counts in July 2022. The Company is currently in process of recovering certain fees and costs associated with the lawsuit from the plaintiffs, and the plaintiffs have filed an appeal of the summary judgment decision. The Company believes the likelihood of a loss contingency is neither probable nor estimable. As such, no amount has been accrued in these financial statements.
In April 2020, a complaint was filed against the Company in Los Angeles Superior Court related to a contemplated acquisition in which the plaintiffs are seeking damages for alleged breach of contract and breach of implied covenant of good faith and fair dealing seeking declaratory relief and specific performance. The Company filed counterclaims including for breach of contract, breach of promissory note, unjust enrichment and declaratory relief. After the end of the quarter ending March 25, 2023, the parties reached a tentative agreement to resolve the litigation; however, the probable loss to the Company cannot be reasonably estimated. As such, no amount has been accrued in these financial statements.
In November 2020, entities affiliated with former officers of the Company initiated arbitration against a subsidiary of the Company in Los Angeles, California asserting breach of contract, breach of the implied covenant of good faith and fair dealing, fraud, and unjust enrichment. The claimants are generally seeking damages and compensatory damages according to proof, including lost earnings and other benefits, past and future, interest on lost earnings and benefits, reasonable attorney’s fees, and such other and further relief as the court deems proper. The Company asserted counterclaims, including for breach of the same management agreements. The arbitration hearing has been rescheduled and the matter is being disputed. The litigation remains at an early stage and the likelihood of a loss contingency is remote. As such, no amount has been accrued in these financial statements.

In October 2021, a suit for premises liability and negligence seeking unspecified damages for pain and suffering, disability, mental and emotional distress, and loss of earnings was filed against was filed against a third party defendant with regard to which the Company allegedly owes a duty of indemnification, in Los Angeles Superior Court. The matter is in the process of being litigated. The Company believes the likelihood of loss is remote. As such, no amount has been accrued in these financial statements.

In July 2022, a complaint was filed in Los Angeles Superior Court by Baker & McKenzie LLP, a former law firm to the Company, seeking in excess of $0.6 million in legal fees plus accrued interest. A surety bond has been provided by us in accordance with the court’s mandate. The Company has filed a counterclaim against Baker & McKenzie claiming overbilling on total invoices propounded by the law firm to the Company exceeding $18.5 million. The litigation remains at an early stage and the likelihood of a loss contingency is remote. As such, no amount has been accrued in these financial statements.

In March 2023, the Company received a demand for arbitration from a business broker asserting unpaid fees related to a purchase agreement with respect to the sale of a cannabis asset. The broker seeks damages for breach of contract, unjust enrichment, and quantum meruit. The action remains in the early stages and no amount has been accrued in these financial statements.

In April 2023, an office furniture vendor brought suit against the Company in Indiana, Allen Superior Court, seeking damages for unpaid invoices. The litigation remains at an early stage and the likelihood of loss is remote. As such, no amount has been accrued in these financial statements.

The Company is the defendant in several complaints filed by various of its landlords seeking rents and damages under lease arrangements. First, in 2020, a complaint was filed in Cook County Circuit Court, Illinois against the Company by a landlord claiming the Company had failed to meet its obligations to apply effort to obtain a retail cannabis license at a property, for which the landlord is seeking rents and damages. Plaintiff’s motion for summary judgment was granted and resulted in judgment in favor of the landlord in the amount of approximately $7.2 million. After the end of the quarter ending March 25, 2023, the parties reached an agreement to reduce the summary judgment award. Second, in July 2022, a complaint was filed against the Company in the United States District Court for the Southern District of New York by a landlord seeking damages under a lease on real estate located in Illinois. The Company filed an answer to the complaint arguing that the subject matter of the case was not appropriate for determination by a federal court in New York. The court thereafter permitted the action to be dismissed without prejudice, after which the plaintiff refiled the case in California against the Company as guarantor of the lease. The matter is in the process of being litigated in the Los Angeles Superior Court. The Company believes the likelihood of loss is remote. As such, no amount has been accrued in these financial statements. Third, in June 2022, a complaint was filed against the Company by the Company’s landlord at its cultivation center in Utica, New York, related to an agreement to purchase land next to the cultivation center, which land was also owned by the landlord. Plaintiff sought to enforce a land purchase agreement and is seeking damages. The Company settled this dispute during the quarter ending March 25, 2023 in the amount of $0.4 million. Fourth, in April 2022, the landlord at the Company’s dispensary location in Tampa, Florida, filed suit seeking damages under a lease, shortly after which the Company announced its plans to sell its Florida operations. The Company retained this lease and the associated litigation following the sale of its Florida operations. This litigation has been resolved via a settlement agreement in the amount of $0.1 million.

19.	RELATED PARTY TRANSACTIONS
The Company’s Board of Directors each receive quarterly fees of $0.2 million of which one-third is paid in cash and two-thirds is paid in Class B Subordinate Voting Shares.

20.	SEGMENT INFORMATION
The Company currently operates in one segment, the production and sale of cannabis products, which is how the Company’s Chief Operating Decision Maker manages the business and makes operating decisions. The Company’s cultivation operations are not considered significant to the overall operations of the Company. Intercompany sales and transactions are eliminated in consolidation.

21.	REVENUE
While the Company operates in one segment as disclosed in “Note 20 – Segment Information”, the Company is disaggregating its revenue by geographical region in accordance with Accounting Standards Codification ("ASC") 606, “Revenue from Contracts with Customers”. Revenue by state for the three and nine months ended March 25, 2023 and March 26, 2022 are as follows:

	Three Months Ended		Nine Months Ended
	March 25, 2023	March 26, 2022	March 25, 2023	March 26, 2022
California	$17,940,463	$22,348,125	$57,434,839	$70,343,195
Nevada	2,484,701	3,769,868	8,295,072	11,704,390
Illinois	2,714,234	3,953,706	9,338,393	12,387,279
Arizona	3,451,801	4,372,512	9,590,039	12,247,718
Massachusetts	614,668	805,047	2,129,949	819,818
Florida (1)	18,803	—	24,531	—
Revenue from Continuing Operations	27,224,670	35,249,258	86,812,823	107,502,399
Revenue from Discontinued Operations	1,849,145	7,301,401	7,761,072	22,706,765
Total Revenue	$29,073,815	$42,550,659	$94,573,895	$130,209,164

(1) Recognized in connection with revenue earned under one of the Company's royalty agreements.

22.	DISCONTINUED OPERATIONS
The operating results of the discontinued operations for the three and nine months ended March 25, 2023 and March 26, 2022 are summarized as follows:

	Three Months Ended		Nine Months Ended
	March 25, 2023	March 26, 2022	March 25, 2023	March 26, 2022
Revenue	$1,849,145	$7,301,401	$7,761,072	$22,706,765
Cost of Goods Sold	1,148,802	3,470,101	3,778,937	14,369,625
Gross Profit	700,343	3,831,300	3,982,135	8,337,140
Expenses:
General and Administrative	2,393,527	7,211,587	9,237,734	19,158,323
Sales and Marketing	6,000	101,874	64,326	333,520
Depreciation and Amortization	(233,103)	1,516,280	660,899	3,927,370
Impairment Expense	—	—	57,460	—
Total (Income) Expenses	$2,166,424	$8,829,741	$10,020,418	$23,419,213
Loss from Discontinued Operations	(1,466,081)	(4,998,441)	(6,038,283)	(15,082,073)
Other (Income) Expense:
Interest Expense	3,456,148	4,183,799	9,001,594	10,663,408
Accretion of Debt Discount and Loan Origination Fees	—	733,587	398,032	5,183,834
Other (Income) Expense	—	83,295	(36,305,166)	(514,296)
Total Other (Income) Expense	$3,456,148	$5,000,681	$(26,905,540)	$15,332,946
Income (Loss) from Discontinued Operations Before Provision for Income Taxes	(4,922,229)	(9,999,122)	20,867,257	(30,415,019)
Provision for Income Tax Benefit (Expense)	1,043,185	(572,332)	1,259,224	(1,313,570)
Net Income (Loss) from Discontinued Operations	$(3,879,044)	$(10,571,454)	$22,126,481	$(31,728,589)

The carrying amounts of assets and liabilities in the disposal group are summarized as follows:

	March 25, 2023	June 25, 2022
Carrying Amounts of the Assets Included in Discontinued Operations:

Cash and Cash Equivalents	$566,366	$1,124,076
Restricted Cash	5,280	5,280
Accounts Receivable and Prepaid Expenses	—	322,973
Inventory	3,841,134	6,866,833

TOTAL CURRENT ASSETS (1)

Property and Equipment, Net	8,080,695	39,590,021
Operating Lease Right-of-Use Assets	18,418,480	31,543,058
Intangible Assets, Net	10,582,559	40,799,146
Other Assets	461,241	1,181,795
TOTAL ASSETS OF THE DISPOSAL GROUP CLASSIFIED AS HELD FOR SALE	$41,955,755	$121,433,182

Carrying Amounts of the Liabilities Included in Discontinued Operations:

Accounts Payable and Accrued Liabilities	$1,418,018	$6,282,277
Income Taxes Payable	586,090	1,671,380
Other Current Liabilities	41,758	237,537
Current Portion of Operating Lease Liabilities	2,576,350	4,261,104
Current Portion of Finance Lease Liabilities	—	174,000

TOTAL CURRENT LIABILITIES (1)

Operating Lease Liabilities, Net of Current Portion	17,714,261	56,410,071
Deferred Tax Liabilities	4,737,983	6,097,597
Notes Payable	—	11,100,000

TOTAL NON-CURRENT LIABILITIES (1)

TOTAL LIABILITIES OF THE DISPOSAL GROUP CLASSIFIED AS HELD FOR SALE	$27,074,460	$86,233,966
(1) The assets and liabilities of the disposal group classified as held for sale are classified as current on the Condensed Consolidated Balance Sheets as of March 25, 2023 because it is probable that the sale will occur and proceeds will be collected within one year.
On August 22, 2022, MME Florida LLC and its parent, MM Enterprises USA, LLC, a wholly-owned subsidiary of the Company closed on the Asset Purchase Agreement (the “Agreement”) with Green Sentry Holdings, LLC, (“Buyer”) for the sale of the Company’s Florida-based assets, including its license, dispensaries, inventory and cultivation operations, and assumption of certain liabilities. The final sales price was $67.0 million, which was comprised of $63.0 million in cash and $4.0 million in liabilities to be assumed by the Buyer. The Buyer made a cash payment of $40.0 million at closing and a cash payment of $11.5 million on September 15, 2022. The Company used $31.6 million of the cash proceeds to repay the Senior Secured Term Loan Facility, and the Company received net cash proceeds of $19.6 million. The Company recognized a gain on sale of assets of $31.7 million, which is included in Net Income from Discontinued Operations for the nine months ended March 25, 2023. All profit or loss relating to the Florida operations were eliminated from the

Company’s continuing operations and are shown as a single line item in the Unaudited Condensed Consolidated Statement of Operations.

23.	SUBSEQUENT EVENTS
The Company has evaluated subsequent events through the date these Unaudited Condensed Consolidated Financial Statements were available to be issued and has concluded that there no events have occurred that would require recognition or disclosure in the Unaudited Condensed Consolidated Financial Statements except for the following:
Sale of Florida-based Assets - Amended Purchase Agreement
In March 2023, Green Sentry delivered an indemnity claim to the Company in connection with its purchase of the Company's Florida-based assets in August 2022. In April 2023, the Company entered into a third amendment to the Agreement with Green Sentry, wherein the due date of Green Sentry's payment of $11.5 million, the Second Installment of the sale proceeds, was extended, and the Company directed Green Sentry to pay $9.8 million of the Second Installment directly to Hankey Capital as a principal repayment of the Facility. The payment of the remaining $1.8 million is subject to ongoing negotiations.
Assets Held for Sale and Asset Impairment
The Company has been in active ongoing discussions with interested parties for the potential dispositions of its retail stores in Emeryville, California; Fenway, Massachusetts and Nevada as well as its retail stores and cultivation facility in Arizona.
The Company applied the criteria in ASC 360-10-45-9, "Property, Plant and Equipment - Long-Lived Assets Classified as Held for Sale," to determine whether any of the aforementioned long-lived asset groups should be classified as held for sale as of March 25, 2023 and concluded that none of the material long-lived asset groups met all the requisite criteria as of March 25, 2023, primarily as a result of management not having the unilateral authority to commit to a plan to sell these long-lived asset groups.
However, the Company also determined that management's current expectation that more likely than not, one or more of these long-lived asset groups will be sold or otherwise disposed of before the end of the useful life of the asset group(s) is an impairment triggering event. The Company performed impairment testing on each aforementioned asset group pursuant to ASC 360 and concluded that the full carrying amount of its asset group in Massachusetts, which consisted of an operating lease right-of-use asset and property and equipment, was not recoverable. As such, the Company recognized an impairment loss of $9.7 million for the three and nine months ended March 25, 2023 within Impairment Expense in its Unaudited Condensed Consolidated Statements of Operations and fully reduced the carrying value of its asset group in Massachusetts within Operating Lease Right-of-Use Assets and Property and Equipment, Net by $7.3 million and $2.4 million, respectively, in its Unaudited Condensed Consolidated Balance Sheet as of March 25, 2023.
Litigation Settlements
Subsequent to March 25, 2023, the Company entered into a settlement agreement in connection with an employment dispute and another settlement agreement in connection with a dispute with one of its landlords. As the condition that gave rise to each settlement occurred prior to the balance sheet date, the Company recognized a combined settlement loss of $1.3 million for the three and nine months ended March 25, 2023 within Other Operating (Income) Expense in the Unaudited Condensed Consolidated Statements of Operations and increased the carrying value of its current liabilities within Accounts Payable and Accrued Liabilities on the Unaudited Condensed Consolidated Balance Sheet as of March 25, 2023.